THESTREET.COM, INC.
                            1998 STOCK INCENTIVE PLAN

                   As Amended and Restated as of May 29, 2002


SECTION 1 Purposes

          The purpose of TheStreet.com, Inc. 1998 Stock Incentive Plan, as amended and restated as of May 29, 2002 (the "Plan") is to enable TheStreet.com, Inc. (the "Company") and its Related Companies (as defined below) to attract, retain and reward employees, directors and consultants and strengthen the existing mutuality of interests between such persons and the Company's stockholders by offering such persons an equity interest in the Company. For purposes of the Plan, a "Related Company" means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, at least a 20% beneficial ownership interest.

SECTION 2 Types of Awards

          Awards under the Plan may be in the form of (i) Stock Options, (ii) Restricted Stock, and/or (iii) Deferred Stock.

SECTION 3 Administration

          3.1 The Plan shall be administered (i) with respect to awards to directors who are not employees, by the Company's Board of Directors (the "Board") and (ii) with respect to awards to all other participants, by the Compensation Committee of the Board or such other committee of directors as the Board shall designate, which shall consist of not less than two directors and whose members shall serve at the pleasure of the Board. The Board or committee of the Board which is administering the Plan within the authority granted in the preceding sentence is hereafter referred to as the "Committee."

          3.2 The Committee shall have the following authority and discretion with respect to awards under the Plan: to grant awards (subject to any limitations contained in the Plan); to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any award granted under the Plan; to make all factual and other determinations necessary or advisable for the administration of the Plan; and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, the Committee shall have the authority:

               (1) to determine whether and to what extent any award or combination of awards will be granted hereunder;

               (2) to select the employees, directors or consultants to whom awards will be granted;

               (3) to determine the number of shares of the common stock of the Company (the "Stock") to be covered by each award granted hereunder subject to the limitations contained herein;

               (4) to determine the terms and conditions of any award granted hereunder, including, but not limited to, any vesting or other restrictions based on such performance objectives (the "Performance Objectives"), continued employment, and such other factors as the Committee may establish, and to determine whether the Performance Objectives and other terms and conditions of the award have been satisfied;

               (5) to determine the treatment of awards upon an award holder's retirement, disability, death, termination for cause or other termination of employment or service;
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               (6) to determine that amounts equal to the amount of any
          dividends declared with respect to the number of shares covered by an award (i) will be paid to the employee currently or (ii) will be deferred and deemed to be reinvested or (iii) will otherwise be credited to the employee, or that the employee has no rights with respect to such dividends;

               (7) to amend the terms of any award, prospectively or retroactively; provided, however, that no amendment shall impair the rights of the award holder without his or her written consent;

               (8) to substitute new Stock Options for previously granted Stock Options, or for options granted under other plans or agreements, in each case including previously granted options having higher option prices;

               (9) to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an award will be deferred either automatically or at the election of an award holder, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period;

               (10) to determine, pursuant to a formula or otherwise, the fair market value of the Stock on a given date; provided, however, that unless the Committee determines to use a different measure, the fair market value of the Stock shall be the closing price of the Stock (on such exchange or market as is determined by the Committee to be the primary market for the Stock) on the trading day immediately preceding the date in question;

               (11) to provide that the shares of Stock received as a result of an award shall be subject to a right of repurchase by the Company and/or a right of first refusal, in each case subject to such terms and conditions as the Committee may specify;

               (12) to adopt one or more sub-plans, consistent with the Plan, containing such provisions as may be necessary or desirable to enable awards under the Plan to comply with the laws of other jurisdictions and/or qualify for preferred tax treatment under such laws; and

               (13) to delegate such administrative duties as it may deem advisable to one or more of its members or to one or more employees or agents of the Company.

          3.3 The Committee shall have the right to designate awards as "Performance Awards." The grant or vesting of a Performance Award shall be subject to the achievement of Performance Objectives established by the Committee based on one or more of the following criteria, in each case applied to the Company on a consolidated basis and/or to a business unit, business segment or business line and which the Committee may use as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies: sales, operating profits, operating profits before interest expense and taxes, reduction in operating loss, net earnings, earnings per share, return on equity, return on assets, return on invested capital, total shareholder return, cash flow, debt to equity ratio, market share, stock price, economic value added, and market value added.

          3.4 All determinations and interpretations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

SECTION 4 Stock Subject to Plan

          4.1 The total number of shares of Stock which may be issued under the Plan shall be 8,900,000. Such shares may consist of authorized but unissued shares or treasury shares. The payment of any award in cash shall not count against this share limit.

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          4.2 To the extent a Stock Option terminates without having been exercised, or an award terminates without the holder having received payment of the award, or shares awarded are forfeited, the shares subject to such award shall again be available for distribution in connection with future awards under the Plan. Shares of Stock equal in number to the shares surrendered in payment of the option price, and shares of Stock which are withheld in order to satisfy federal, state or local tax liability, shall not count against the above limit, and shall again be available for grants under the Plan.

          4.3 No employee shall be granted Stock Options, Restricted Stock, Deferred Stock, or any combination thereof with respect to more than 1,000,000 shares of Stock in any fiscal year (subject to adjustment as provided in Section 4.4).

          4.4 In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, Stock dividend, Stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Stock such that an adjustment is determined by the Board in its discretion to be appropriate in order to prevent dilution or enlargement of benefits under the Plan, then the Board shall, in such manner as it may in its discretion deem equitable, adjust any or all of (i) the aggregate number and kind of shares reserved for issuance under the Plan, (ii) the number and kind of shares as to which awards may be granted to any individual in any fiscal year, (iii) the number and kind of shares or other property subject to outstanding awards, and (iv) the amounts to be paid by award holders or the Company, as the case may be, with respect to outstanding awards.

          In addition, upon the dissolution or liquidation of the Company or upon any reorganization, merger, or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation), or upon a sale of substantially all the assets of the Company, the Board may take such action as it in its discretion deems appropriate to (i) accelerate the time when awards vest and/or may be exercised and/or may be paid, (ii) cash out outstanding Stock Options and/or other awards at or immediately prior to the date of such event, (iii) provide for the assumption of outstanding Stock Options or other awards by surviving, successor or transferee corporations, (iv) provide that in lieu of shares of Stock, the award recipient shall be entitled to receive the consideration he would have received in such transaction in exchange for such shares of Stock (or the fair market value thereof in cash), and/or (v) provide that Stock Options shall be exercisable for a period of at least 10 business days from the date of receipt of a notice from the Company of such proposed event, following the expiration of which period any unexercised Stock Options shall terminate.

          No fractional shares shall be issued or delivered under the Plan. The Committee shall determine whether the value of fractional shares shall be paid in cash or other property, or whether such fractional shares and any rights thereto shall be cancelled without payment.

          The Board's determination as to which adjustments shall be made under this Section 4.4 and the extent thereof shall be final, binding and conclusive.

SECTION 5 Eligibility

          Employees, directors, and consultants of the Company or a Related Company are eligible to be granted awards under the Plan. In addition, awards may be granted to prospective employees, directors, or consultants of the Company or a Related Company but such awards shall not become effective until the recipient's commencement of employment or service with the Company or Related Company. Incentive Stock Options may be granted only to employees and prospective employees of the Company or of any parent or subsidiary of the Company (as those terms are defined in Section 424 of the Internal Revenue Code (the "Code"). The participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

SECTION 6 Stock Options

          6.1 The Stock Options awarded under the Plan may be of two types: (i) Incentive Stock Options within the meaning of Section 422 of the Code or any successor provision thereto; and (ii) Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

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          6.2 Subject to the following provisions, Stock Options awarded under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:

               (1) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee, and may be less than the fair market value of the Stock on the date of the award of the Stock Option.

               (2) Option Term. The term of each Stock Option shall be fixed by the Committee.

               (3) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. The Committee may waive such exercise provisions or accelerate the exercisability of the Stock Option at any time in whole or in part.

               (4) Method of Exercise. Stock Options may be exercised in whole or in part at any time during the option period by giving notice of exercise, in such manner as may be determined by the Company (which may be written or electronic), specifying the number of whole shares to be purchased, accompanied by payment of the aggregate option price for such shares. Payment of the option price shall be made in such manner as the Committee may provide in the award, which may include
          (i) cash (including cash equivalents), (ii) delivery (either by actual delivery of the shares or by providing an affidavit affirming ownership of the shares) of shares of Stock already owned by the optionee, (iii) broker-assisted "cashless exercise" in which the optionee delivers a notice of exercise together with irrevocable instructions to a broker acceptable to the Company to sell shares of Stock (or a sufficient portion of such shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the total option price and any withholding tax obligation resulting from such exercise, (iv) any other manner permitted by law, or (v) any combination of the foregoing.

               (5) No Stockholder Rights. An optionee shall have neither rights to dividends or other rights of a stockholder with respect to shares subject to a Stock Option until the optionee has duly exercised the Stock Option and a certificate for such shares has been duly issued (or the optionee has otherwise been duly recorded as the owner of the shares on the books of the Company).

               (6) Surrender Rights. The Committee may provide that options may be surrendered for cash upon any terms and conditions set by the Committee.

               (7) Non-transferability. Unless otherwise provided by the Committee, (i) Stock Options shall not be transferable by the optionee other than by will or by the laws of descent and distribution, and
          (ii) during the optionee's lifetime, all Stock Options shall be exercisable only by the optionee or by his or her guardian or legal representative. The Committee, in its sole discretion, may permit Stock Options to be transferred to such other transferees and on such terms and conditions as may be determined by the Committee.

               (8) Termination of Employment. Following the termination of an optionee's employment or service with the Company or a Related Company, the Stock Option shall be exercisable to the extent determined by the Committee. The Committee may provide different post-termination exercise provisions with respect to termination of employment or service for different reasons. The Committee may provide that, notwithstanding the option term fixed pursuant to Section 6.2(2), a Stock Option which is outstanding on the date of an optionee's death shall remain outstanding for an additional period after the date of such death. The Committee shall have absolute discretion to determine the date and circumstances of any termination of employment or service.

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          6.3 Notwithstanding the provisions of Section 6.2, Incentive Stock
Options shall be subject to the following additional restrictions:

               (i) No Incentive Stock Option shall have an option price which is less than 100% of the fair market value of the Stock on the date of the award of the Incentive Stock Option (or, with respect to prospective employees, on the first day of employment).

               (ii) No Incentive Stock Option shall be exercisable more than ten years after the date such Incentive Stock Option is awarded.

               (iii) No Incentive Stock Option shall be awarded more than ten years after April 26, 2002, the date of Board approval of the Plan as amended and restated.

               (iv) No Incentive Stock Option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, as defined in Section 424 of the Code, shall (A) have an option price which is less than 110% of the fair market value of the Stock on the date of award of the Incentive Stock Option or (B) be exercisable more than five years after the date such Incentive Stock Option is awarded.

               (v) The aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of the shares with respect to which Incentive Stock Options (granted under the Plan and any other plans of the Company, its parent corporation or subsidiary corporations, as defined in Section 424 of the Code) are exercisable for the first time by an optionee in any calendar year shall not exceed $100,000.

               (vi) An optionee's right to exercise an Incentive
           Stock Option shall be subject to the optionee's agreement to notify the Company of any "disqualifying disposition" (for purposes of Section 422 of the Code) of the shares acquired upon such exercise.

               (vii) Incentive Stock Options shall not be transferable by the optionee, other than by will or by the laws of descent and distribution. During the optionee's lifetime, all Incentive Stock Options shall be exercisable only by such optionee.

The Committee may, with the consent of the optionee, amend an Incentive Stock Option in a manner that would cause loss of Incentive Stock Option status, provided the Stock Option as so amended satisfies the requirements of Section 6.2.

          6.4 Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Stock Options in substitution for any options or other stock awards or stock-based awards granted by such entity or an affiliate thereof. Such substitute Stock Options may be granted on such terms as the Committee deems appropriate in the circumstances, notwithstanding any limitations on Stock Options contained in other provisions of this Section 6.

SECTION 7 Restricted Stock

          Subject to the following provisions, all awards of Restricted Stock shall be in such form and shall have such terms and conditions as the Committee may determine:

          (1) The Restricted Stock award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest. The grant and/or the vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified Performance Objectives or upon such other criteria as the Committee may determine.
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          (2) Stock certificates representing the Restricted Stock awarded shall be registered in the award holder's name, but the Committee may direct that such certificates be held by the Company or its designee on behalf of the award holder. Except as may be permitted by the Committee, no share of Restricted
Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the award holder until such share has vested in accordance with the terms of the Restricted Stock award. At the time Restricted Stock vests, a certificate for such vested shares shall be delivered to the employee (or his or her designated beneficiary in the event of death), free of all restrictions.

          (3) The Committee may provide that the award holder shall have the right to vote and/or receive dividends on Restricted Stock. Unless the Committee provides otherwise, Stock received as a dividend on, or in connection with a stock split of, Restricted Stock shall be subject to the same restrictions as the Restricted Stock.

          (4) Except as may be provided by the Committee, in the event of an award holder's termination of employment or service before all of his or her Restricted Stock has vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of Restricted Stock which have not vested shall be forfeited, and the Committee may provide that (i) any purchase price paid by the award holder shall be returned to the award holder or (ii) a cash payment equal to the Restricted Stock's fair market value on the date of forfeiture, if lower, shall be paid to the award holder.

          (5) The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the award holder's Restricted Stock (except that the Committee may not waive conditions or restrictions with respect to awards intended to qualify under
Section 162(m) of the Code if such waiver would cause the award to fail to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code).

SECTION 8 Deferred Stock Awards

          Subject to the following provisions, all awards of Deferred Stock shall be in such form and shall have such terms and conditions as the Committee may determine:

          (a) The Deferred Stock award shall specify the number of shares of Deferred Stock to be awarded and the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the Stock will be deferred. The Committee may condition the grant or vesting of Deferred Stock, or receipt of Stock or cash at the end of the Deferral Period, upon the completion of a specified period of service with the Company and/or a Related Company, upon the attainment of specified performance objectives, or upon such other criteria as the Committee may determine.

          (b) Except as may be provided by the Committee, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period.

          (c) At the expiration of the Deferral Period, the award holder (or his or her designated beneficiary in the event of death) shall receive (i) certificates for the number of shares of Stock equal to the number of shares covered by the Deferred Stock award, (ii) cash equal to the fair market value of such Stock, or (iii) a combination of shares and cash, as the Committee may determine.

          (d) Except as may be provided by the Committee, in the event of an award holder's termination of employment or service before the Deferred Stock has vested, his or her Deferred Stock award shall be forfeited.

          (e) The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, Stock or cash under a Deferred Stock award (except that the Committee may not waive conditions or restrictions with respect to awards intended to qualify under Section 162(m) of the Code if such waiver would cause the award to fail to qualify as "performance-based compensation" within the meaning of Section 162(m) of the
Code).

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SECTION 9 Tax Withholding

          Each award holder shall, no later than the date as of which an amount with respect to an award first becomes includible in such person's gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Related Company), shall, to the extent permitted by law, have the right to deduct the minimum amount of any required tax withholdings from any payment of any kind otherwise due to the award holder.

          To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an award holder may elect to have the minimum amount of any required tax withholding with respect to any awards hereunder satisfied by having the Company withhold shares of Stock otherwise deliverable to such person with respect to the award. Alternatively, the Committee may require that a portion of the shares of Stock otherwise deliverable be applied to satisfy the minimum withholding tax obligations with respect to the award.

SECTION 10 Amendments and Termination

          The Plan is of unlimited duration. The Board may discontinue the Plan at any time and may amend it from time to time. No amendment or discontinuation of the Plan shall adversely affect any award previously granted without the award holder's written consent. Amendments may be made without stockholder approval except as required to satisfy applicable laws or regulations or the requirements of any stock exchange or market on which the Stock is listed or traded.

SECTION 11 Change of Control

          11.1 In the event of a Change of Control, if (and only to the extent) so determined by the Committee and specifically documented in either a special form of agreement at the time of grant or an amendment to an existing agreement, in each case on an individual-by-individual basis:

               (1) all or a portion (as determined by the Committee) of outstanding Stock Options awarded to such individual under the Plan shall become fully exercisable and vested; and

               (2) the restrictions applicable to all or a portion (as determined by the Committee) of any outstanding Restricted Stock awards and/or Deferred Stock awards under the Plan held by such individual shall lapse and such shares and awards shall be deemed fully vested.

In addition, the Committee may, in its sole discretion, accelerate the payment date of all or any portion of an award holder's vested Restricted Stock and/or Deferred Stock awards.

               11.2 A "Change of Control" means the happening of any of the following:

               (1) the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company and its subsidiaries as determined immediately prior to that date and any of its or their employee benefit plans) of beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of a majority of the total combined voting power of all classes of stock of the Company having the right under ordinary circumstances to vote at an election of the Board of Directors of the Company, if such person or group deemed a person was not a beneficial owner of at least five percent (5%) of such total combined voting power of the Company immediately prior to the Company's initial public offering;

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               (2) the date on which a majority of the members of the Board consist of persons other than Current Directors (which term shall mean any member of the on the date of this Amendment and Restatement of the Plan and any member whose nomination or election has been approved by a majority of Current Directors then on the Board);

               (3) the date of consummation of a merger or consolidation of the Company with another corporation or other entity where (x) stockholders of the Company immediately prior to such merger or consolidation would not beneficially own following such merger or consolidation shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the surviving corporation would be entitled in the election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of voting securities of the Company, or (y) where the members of the Company's Board of Directors, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger; or

               (4) the sale of all or substantially all of the assets of the Company; or

               (5) the date of approval by the stockholders of the Company of a plan of complete liquidation of the Company.

SECTION 12 General Provisions

          12.1 Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or market or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the recipient of an award with respect to the disposition of Stock, is necessary or desirable in order to satisfy any legal requirements, or (iv) the issuance, sale or delivery of any shares of Stock is or may in the circumstances be unlawful under the laws or regulations of any applicable jurisdiction, the right to exercise such Stock Option shall be suspended, such award shall not be granted and such shares will not be issued, sold or delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee, and the Committee determines that the issuance, sale or delivery of the shares is lawful. The application of this Section shall not extend the term of any Stock Option or other award. The Company shall have no obligation to effect any registration or qualification of the Common Stock under federal or state laws or to compensate the award holder for any loss caused by the implementation of this Section 12.1.

          12.2 Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Nothing in the Plan nor any award hereunder shall confer upon any award holder, any right to continued employment or service with the Company or a Related Company, or interfere in any way with the right of any such company to terminate such employment or service.

          12.3 Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

          12.4 No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan or any award hereunder, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

          12.5 Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or Related Company and an award holder, and no award holder will, by participation in the Plan, acquire any right in any specific Company property, including any property the Company may set aside in connection with the Plan. To the extent that any award holder acquires a right to receive payments from the Company or any Related Company pursuant to an award, such right shall not be greater than the right of an unsecured general creditor.

          12.6 The Plan and all awards hereunder shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.


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